Exhibit 10.2

EXECUTION VERSION

February 13, 2023

Mr. Owen J. Sullivan

Dear Owen,

We are pleased to present you with this amendment (this “Amendment”) to your employment agreement with NCR Corporation (“NCR”), dated July 18, 2018 (the “Employment Agreement”).

Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement.

Executive Severance and Change in Control Benefits:

You will continue to participate in the Amended and Restated NCR Executive Severance Plan, as amended (the “Executive Severance Plan”) and the Amended and Restated NCR Change in Control Severance Plan, as amended, with a “Tier I” benefit level (the “Change in Control Severance Plan”) in accordance with their applicable terms; provided, however, that:

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for purposes of the Executive Severance Plan, upon a termination of your employment by you for Good Reason (as defined in the Change in Control Severance Plan, except that references in such definition to the occurrence of a “Change in Control” shall be replaced with the date of this Amendment), you shall be entitled to receive the same separation benefits (1.5 times the sum of your Base Salary plus Target Bonus) that you would have been eligible to receive under the Executive Severance Plan upon a termination of your employment without Cause (as defined in the Executive Severance Plan);

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for purposes of the Change in Control Severance Plan, upon (x) a termination of your employment by NCR without Cause (as defined in the Employment Agreement) or (y) a termination of your employment by you for Good Reason (as defined in the Change in Control Severance Plan, except that references in such definition to the occurrence of a “Change in Control” shall be replaced with the effective date of a Qualified Transaction (as defined in the equity awards under NCR’s 2017 Stock Incentive Plan listed on Section 2 of Exhibit A hereto)) in either case within the two (2) year period following a Qualified Transaction, you shall be entitled to receive the separation benefits (3 times the sum of your Required Base Salary plus Target Bonus) set forth in the Change in Control Severance Plan at a “Tier I” benefit level;

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In recognition of the impact completion of a Qualified Transaction will have on your duties, authority, responsibilities and position with NCR, the completion of a Qualified Transaction shall, by itself, constitute Good Reason, such that your resignation within the two (2) year period following a Qualified Transaction shall be (i) a termination of your employment by you for Good Reason for purposes of the Change in Control Severance Plan and (ii) a “Qualified Transaction Good Reason Termination” (or a “Good Reason Termination” in the event the Qualified Transaction is a “Change in Control”) for purposes of the equity awards under NCR’s 2017 Stock Incentive Plan listed in Section 2 of Exhibit A hereto; and

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Your rights under the Executive Severance Plan and Change in Control Severance Plan shall be governed by their applicable terms as in effect on the date set forth above and as modified by this Amendment. Any amendment, change, substitution, deletion, revocation or termination of the Executive Severance Plan or Change in Control Severance Plan on or after the date of this Amendment in any respect which adversely affects your rights under such plans shall not be effective without your written consent.

Equity Awards:

Reference is hereby made to your outstanding equity awards under NCR’s 2017 Stock Incentive Plan listed on Section 1 of Exhibit A hereto, each of which provides for vesting treatment upon your “Mutually Agreed Retirement.” Specifically, the award agreements provide that, subject to the approval of the Committee or the NCR Chief Executive Officer, if: (A) you retire from employment at age sixty-two (62) or older with at least two (2) years of continuous service with your employing entity (excluding service with acquired entities before the acquisition) and (B) you continue to comply with the terms of the applicable award agreement (including the restrictive covenant provisions contained therein), you will receive the vesting treatment provided therein upon a “Mutually Agreed Retirement.”

Upon a termination of your employment with NCR for any reason other than a “Termination For Cause” (as defined in the applicable award agreement and NCR’s 2017 Stock Incentive Plan), you will irrevocably and contractually be entitled to receive the vesting treatment set forth in the applicable award agreement that you would have received upon a “Mutually Agreed Retirement” approved by the Committee or the CEO, and you may rely on this treatment; provided that, notwithstanding the foregoing, upon (x) a termination of your employment by NCR for Cause (as defined in the applicable award agreement and NCR’s 2017 Stock Incentive Plan) or (y) a termination of your employment by you without Good Reason (as defined in the Change in Control Severance Plan, except that references in such definition to the occurrence of a “Change in Control” shall be replaced with the date of this Amendment) in either case before December 1, 2023 (or, if earlier, the date of a Qualified Transaction), you will not be entitled to receive “Mutually Agreed Retirement” vesting treatment. In addition, upon any such termination of your employment in the manner set forth in the preceding sentence, any other vested options then held by you shall, irrevocably and contractually, remain outstanding and exercisable in accordance with their terms through the original expiration date set forth in the applicable award agreement, and you may rely on this treatment; provided that, notwithstanding the foregoing, upon (x) a termination of your employment by NCR for Cause (as defined in the applicable award agreement and NCR’s 2017 Stock Incentive Plan) or (y) a termination of your employment by you without Good Reason (as defined in the Change in Control Severance Plan, except that references in such definition to the occurrence of a “Change in Control” shall be replaced with the date of this Amendment) in either case before December 1, 2023 (or, if earlier, the date of a Qualified Transaction), you will not be entitled to receive such post-termination exercise treatment.

Reference is hereby also made to your equity awards under NCR’s 2017 Stock Incentive Plan listed on Section 2 of Exhibit A hereto, each of which provides for vesting treatment upon your “Qualified Retirement.” Specifically, the award agreements shall be substantially in the mutually-agreed upon form of such agreements which have been provided to you. Among other things, the award agreements for such awards provide that if: (A) on or after the first anniversary of the grant date, you retire from employment at age sixty (60) or older with at least five (5) years of continuous service with your employing entity (excluding service with acquired entities before the acquisition) and (B) you continue to comply with the terms of the applicable award agreement (including the restrictive covenant provisions contained therein), you will receive the vesting treatment provided therein upon a “Qualified Retirement.”

Upon a termination of your employment with NCR for any reason other than a “Termination For Cause” (as defined in the applicable award agreement and NCR’s 2017 Stock Incentive Plan), you will irrevocably and contractually be entitled to receive the vesting treatment set forth in the applicable award agreement that you would have received upon a “Qualified Retirement” occurring on or after the first anniversary of the grant date, and you may rely on this treatment; provided that, notwithstanding the foregoing, upon (x) a termination of your employment by NCR for Cause (as defined in the applicable award agreement and NCR’s 2017 Stock Incentive Plan) or (y) a termination of your employment by you without Good Reason (as defined in the Change in Control Severance Plan, except that references in such definition to the occurrence of a “Change in Control” shall be replaced with the date of this Amendment) in either case before the first anniversary of the grant date (or, if earlier, the date of a Qualified Transaction), you will not be entitled to receive “Qualified Retirement” vesting treatment.

Legal Expenses

The Company will reimburse you for reasonable, documented legal fees you incur in connection with your review and acceptance of this Amendment, the agreements referred to herein and any agreements relating to a Qualified Transaction or the termination of your employment for any reason; provided, that reimbursement in excess of $40,000 shall be subject to NCR’s approval.

Other Terms:

The intent of the parties is that the payments and benefits described in the Employment Agreement and this Amendment comply with, or be exempt from, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A of the Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, the Employment Agreement and this Amendment shall be interpreted to be in compliance therewith. The Company makes no representation that any or all of the payments described in the Employment Agreement and this Amendment will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment or benefit.

Please indicate your agreement to the terms and conditions set forth in this Amendment by signing below. Except as expressly provided in this Amendment, the terms and condition of your Employment Agreement shall remain in full force and effect.

Sincerely,

NCR Corporation

By: /s/ Frank Martire
Name: Frank Martire
Title: Executive Chairman

Acknowledged and Agreed:

Owen J. Sullivan

/s/ Owen J. Sullivan	Date: February 13, 2023

Exhibit A

1.	Equity Award Agreements with Mutually Agreed Retirement Provisions

2020

•	2020 Senior Executive Team Performance-Based Stock Unit Award Agreement

•	2020 Premium-Priced Option Award Agreement

2021

•	2021 Senior Executive Team Performance-Based Stock Unit Award Agreement

•	Senior Executive Team 2021 Market Stock Unit Award Agreement

2022

•	2022 Senior Executive Team Performance-Based Stock Unit Award Agreement

•	Senior Executive Team 2022 Performance-Based Restricted Stock Unit Award Agreement (With Relative TSR Metric)

2.	Equity Award Agreements with Qualified Retirement Provisions

2023

•	Senior Executive Team 2023 Performance-Based Restricted Stock Unit Agreement

•	Senior Executive Team Qualified Transaction 2023 Performance-Based Restricted Stock Unit Agreement